Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of July 3, 2015 by and between AHS Management Company, Inc. (the “Employer”), and Stephen C. Petrovich, an individual (“Employee”).

WITNESSETH:

WHEREAS, the Employer desires to enter into this Agreement with Employee and to provide him with the benefits set forth herein in recognition of the valuable services he has and will render to the Employer, and for the purposes evidenced herein;

WHEREAS, Employee is ready and willing to render the services provided for, and on the terms and conditions set forth herein, and he is willing to refrain from activities competitive with the business of the Employer during the term of and after this Agreement on the terms and conditions set forth herein;

WHEREAS, in serving as an employee of the Employer, Employee will participate in the use and development of confidential proprietary information about the Employer, its customers and suppliers, and the methods used by the Employer and its employees in competition with other companies, as to which the Employer desires to protect fully its rights; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1. Employment. The Employer hereby continues to employ Employee and Employee continues to accept such employment with the Employer, subject to the terms and conditions set forth herein. Employee is employed as Executive Vice President, General Counsel and shall report directly to the Employer’s CEO and shall perform all duties and services incident to such position, and such other similar duties and services as may be prescribed by the governing documents of the Employer or established by the Employer, or its parent corporation from time to time. During his employment hereunder, Employee shall devote his best efforts and attention, on a full-time basis, to the performance of the duties required of him as an employee of the Employer.

2. Principal Office. Employee’s principal office and normal place of work is located at the Employer’s principal executive offices in the Nashville, Tennessee metropolitan area (“Principal Office”).

3. Compensation.

(a) As compensation for services rendered by Employee hereunder, Employee shall receive:

(1) Salary. The Employee shall be paid an annual salary of $375,000, or such higher salary as shall be approved by the compensation committee of the Board of Directors (the “Board”) of the Employer from time to time, which shall be payable in arrears in equal monthly installments (“Salary”).

(2) Bonus.

(i) For the period beginning on the date hereof and ending December 31, 2015, the Employer shall pay Employee a bonus based on the amount Employee would have received pursuant to Section 3(a)(2) of that certain Employment Agreement (the “Former Employment Agreement”), dated January 1, 2009, by and between Employee and Employer, provided that the targets will be adjusted in consultation with the Employer’s CEO within 90 days of the Effective Date. Such bonus and objectives may be stated in a written incentive compensation program which the Employer intends to qualify as “performance based compensation” described in Internal Revenue Code (the “Code”) Section 162(m).

(ii) For the period beginning January 1, 2016, the Employer shall pay Employee an annual cash bonus in an amount to be determined by the Board based on whether certain reasonable objectives established by the Board prior to the beginning of each fiscal year as set forth in the Employer’s Incentive Compensation Plan (the “Plan”) have been met. Such bonus and objectives may be stated in a written incentive compensation program which the Employer intends to qualify as “performance based compensation” described in Code Section 162(m).

(iii) Bonuses will be earned as of the last day of the subject fiscal year, regardless of any subsequent termination of employment, and will be payable on or before the earlier of seventy-five (75) days after fiscal year end or fifteen (15) days after presentation of the audited financial statements for such fiscal year to the Board.

(3) Fringe Benefits. Employee shall be entitled during the Term of this Agreement (as defined below) to such other benefits of employment with Employer as are now or may hereafter be in effect for Employer’s senior executives with duties comparable to Employee including, without limitation, all incentive and deferred compensation, pension, life and other insurance, disability (insured and uninsured), medical and dental and other benefit plans or programs, paid time off and equity-based grants as approved by the Board pursuant to the operative plans and applicable documents for each benefit.

(4) Expenses. During the Term of this Agreement, Employer shall reimburse Employee promptly for all reasonable travel, entertainment, parking, business meeting and similar expenditures in pursuance and furtherance of Employer’s business upon receipt of reasonable supporting documentation as required by Employer’s policies applicable to its officers and other key employees generally.

(5) Withholdings. All amounts payable to Employee hereunder shall be subject to such deductions or withholdings as are required by law or the policies of the Employer or as may be authorized or directed by Employee. Furthermore, any monies owed to Employee by Employer may be offset by any monies owed the Employer by Employee, provided, however, that any offset of amounts considered to be deferred compensation under Section 409A of the Code shall be limited in accordance with Treas. Reg. Section 1.409A-3(j)(4)(xiii).

(b) Benefits Review. Employee’s Salary, bonus and benefits payable hereunder will be subject to annual review by the compensation committee of the Board, in consultation with the CEO, and such compensation may be increased, but not decreased (except in connection with, and in the same percentage as, a broad-based corporate officer decrease), in the good faith determination of the compensation committee of the Board, in consultation with the CEO. Employee understands and acknowledges that the opportunity of an annual salary and benefit review by the Board shall not be construed in any manner as an express or implied agreement by the Employer to raise or increase his salary or benefits.

(c) Indemnification. This Agreement hereby incorporates and makes a part of this agreement the Indemnification Agreement dated January 31, 2002, by and between Employee and Ardent Health Services, LLC. The provisions and rights guaranteed under that Agreement shall survive any termination of this Agreement.

4. Confidential Information and Trade Secrets.

(a) Trade Secrets. Employee recognizes that Employee’s position with the Employer requires considerable responsibility and trust, and, in reliance on Employee’s loyalty, the Employer may entrust Employee with highly sensitive confidential, restricted and proprietary information involving Trade Secrets and Confidential Information. For purposes of this Agreement, a “Trade Secret” is any scientific or technical information, design, process, procedure, formula or improvement that is valuable and not generally known to competitors of the Employer. “Confidential Information” is any data or information, other than Trade Secrets, that is important, competitively sensitive, and not generally known by the public, including, but not limited to, the Employer’s business plan, acquisition targets, training manuals, product development plans, pricing procedures, market strategies, internal performance statistics, financial data, confidential personnel information concerning employees of the Employer, supplier data, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements.

(b) Non-Disclosure. Except as required to perform Employee’s duties hereunder, Employee will not use or disclose the terms of this Agreement or any Trade Secrets or Confidential Information of the Employer during employment, or at any time after termination of employment; provided, however, that Employee may disclose the terms of this Agreement and Confidential Information (1) to Employee’s spouse and Employee’s representatives, agents and advisors who are advising Employee with respect to this Agreement, but only for legitimate business purposes related to the negotiation and performance of this Agreement and with a covenant from those persons to keep such information confidential in accordance with this Section 4 or (2) to the extent that disclosure is required by applicable law or order; provided that as soon as reasonably practicable before such disclosure, Employee gives the Employer prompt written notice of such disclosure to enable the Employer to seek a protective order or otherwise preserve the confidentiality of such information.

(c) Material Surrender. Upon termination of Employee’s employment with the Employer, Employee will surrender to the Employer all files, correspondence, memoranda, notes, records, manuals or other documents or data pertaining to the Employer’s business or Employee’s employment (including all copies thereof) however prepared and whether maintained in paper or electronic format. Employee will also leave with the Employer all materials involving any Trade Secrets or Confidential Information of the Employer. All such information and materials, whether or not made or developed by Employee, shall be the sole and exclusive property of the Employer, and Employee hereby assigns to the Employer all of Employee’s right, title and interest in and to any and all of such information and materials.

5. Covenants. Employee shall be subject to the following covenants and obligations:

(a) Non-Competition Covenant. While employed by the Employer, Employee shall not compete or plan or prepare to compete with the Company regarding the ownership, investment in, management of or operation of free standing hospitals owned, operated or managed by the Company that provide medical-surgical healthcare services (each, a “Hospital”). Employee shall not compete with the Company for a period of twenty-four (24) months following the termination of his employment, within thirty (30) miles of any location where (1) the Company owned, operated or managed, either directly or indirectly, any Hospital either on the date his employment terminates or at any time within the immediately preceding fiscal year or (2) the Board had approved the potential or final acquisition of any Hospital prior to his termination and Employee had knowledge of said approval.

(b) Non-Solicitation Covenant. Following the termination of Employee’s employment with the Employer, for a period equal to the term of the non-competition covenant under Section 5(a), Employee shall not directly or indirectly solicit the services of or otherwise induce or attempt to induce any Company Employee to sever his/her employment relationship with the Company. For purposes of this Section “Company Employee” shall mean (1) any employee who performs or performed (on the Termination Date or within the previous six (6) months of such date) any of his/her services at the Employer’s Principal Office and (2) any member of the senior management staff of any Hospital. Prior to the initiation of any conduct prohibited under this Section, Employee may request that the Company waive application of this Section to said conduct. Granting of such request, however, shall be at the Company’s sole discretion.

(c) Scope and Duration; Severability. The Company, Employer and Employee understand and agree that the scope and duration of the covenants contained in this Section 5 are reasonable both in time and geographical area and are necessary and fair to protect the business of the Company. Except as otherwise stated herein, such covenants shall survive the termination of Employee’s employment. It is further agreed that such covenants shall be regarded as divisible and shall be operative as to time and geographical area to the extent that they may be made so and, if any part of such covenants are declared invalid or unenforceable, the validity and enforceability of the remainder shall not be affected.

(d) Assignment. Employee agrees that the covenants contained in this Section 5 shall inure to the benefit of any successor or assign of the Company, with the same force and effect as if such covenant had been made by Employee with such successor or assign.

(e) Exclusion. Notwithstanding the provisions of this Section 5, Employee’s non-competition obligations shall not preclude Employee from owning less than one percent (1%) of the voting power or common interest in any publicly traded corporation conducting business activities in the healthcare industry in competition with the Company or any affiliate.

(f) Company. For purposes of this Section 5, “Company” shall mean EGI-AM Holdings, L.L.C. and all of its directly or indirectly owned subsidiaries.

6. Program Participation. Employee represents that he is, and will for the term of this Agreement be eligible to participate in Medicare, Medicaid, CHAMPUS, TriCare, and other federal health programs, and Employee shall not have been sanctioned by any federal or state governmental agency or department and/or listed on the Health and Human Services Office of the Inspector General, Cumulative Sanctions Report, or excluded by the General Services Administration, as set forth on the List of Excluded Providers (see http://oig.hhs.gov/fraud/exclusions.html and http://epls.arnet.gov).

7. Specific Enforcement. Employee specifically acknowledges and agrees that the restrictions set forth in Sections 4 and 5 hereof are reasonable and necessary to protect the legitimate interests of the Employer and that the Employer would not have entered into this Agreement in the absence of such restrictions. Employee further acknowledges and agrees that any violation of the provisions of Sections 4 and 5 hereof will result in irreparable injury to the Employer, that the remedy at law for any violation or threatened violation of such Sections will be inadequate and that in the event of any such breach, the Employer, in addition to any other remedies or damages available to it at law or in equity, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and to permanent injunctive relief without the necessity of proving actual damages. The Employer shall also have available all remedies provided under state and federal statutes, rules and regulations as well as any and all other remedies as may otherwise be contractually or equitably available. In addition to any other remedy herein granted or available to Employer, either at law or in equity, Employee shall forfeit and forever release any claim or right Employee may have to any benefits remaining under this Agreement from the date Employee breached Section 5 of this Agreement. Any monetary damages sought by the Employer under this Section shall not include the benefits forfeited under this Section.

8. Term. This Agreement shall continue until terminated in the manner set forth herein (the “Term”). The Agreement shall commence on the Closing Date (the “Effective Date”), as such term is defined in that certain Purchase and Sale Agreement (“Purchase Agreement”) by and among Ardent Medical Services, Inc., AHS Newco 14, LLC, AHS New Mexico Holdings, Inc., Ardent Legacy Acquisitions, Inc., and Ventas, Inc. of even date herewith; provided, however, that this Agreement is conditioned in all respects on the closing of the transactions contemplated in the Purchase Agreement. The date upon which this Agreement and Employee’s employment hereunder shall terminate, whether pursuant to the terms of this Section or pursuant to any other provision of this Agreement shall be referred to herein as the “Termination Date.”

9. Termination Upon Death of Employee. In the event Employee dies during the Term of this Agreement, this Agreement shall immediately terminate and neither Employee nor the Employer shall have any further obligations hereunder except for unpaid salary or unreimbursed substantiated expenses owed at the time of death. Such unpaid salary and unreimbursed expenses shall be paid within ninety (90) days of the Employee’s death.

10. Termination by Employee Without Good Reason. Employee may terminate this Agreement without Good Reason (as defined in Section 11 below) thirty (30) days after delivery to the Employer written notice of his intent to terminate this Agreement. In the event Employee’s employment hereunder is terminated in accordance with this Section, the Employer shall have no further obligation to make any payments to Employee hereunder except for unpaid salary or unreimbursed expenses that have accrued but have not been paid as of the Termination Date.

11. Termination by Employee For Good Reason. Employee may terminate this Agreement thirty (30) days after delivery to the Employer of written notice of his intent to terminate this Agreement (“Notice Period”), which notice alleges the occurrence of: (a) a material diminution in Employee’s office, duties or responsibilities after the Effective Date, or (b) a material breach by the Employer of this Agreement. Said notice under this Section must be received by the Employer within thirty (30) days of the occurrence of the event which Employee contends allows him to terminate the Agreement under this Section or Employee shall have waived any right to terminate the Agreement for said event. Notwithstanding the foregoing, however, Employee shall not have the ability to terminate this Agreement if the facts alleged in such written notice have been cured prior to the expiration of the Notice Period under this Section. In the event Employee’s employment hereunder is terminated in accordance with this Section, the Employer shall pay Employee (i) any unpaid salary and unreimbursed substantiated expenses within ninety (90) days of the Termination Date and (ii) the salary and benefits as set forth in Sections 14(b) and (c) of this Agreement. Employee’s obligations under Sections 4 and 5 hereof shall survive the termination of this Agreement pursuant to this Section.

12. Termination by the Employer for Cause. The Employer shall have the right at any time to terminate Employee’s employment immediately for cause. The term “Cause” shall mean (a) Employee’s willful refusal to perform, or gross negligence in performing, the reasonable duties of Employee’s office delegated in Section 1 of this Agreement, (b) Employee’s conviction of or guilty plea to any crime punishable as a felony, or involving fraud or embezzlement, any crime involving moral turpitude or any crime in connection with the delivery of health care services, (c) Employee’s change in status under Section 6 of this Agreement, (d) any act by Employee involving moral turpitude that materially affects the performance of his duties hereunder, (e) Employee’s use of alcohol in violation of Employer’s policies or illegal use of drugs, (f) Employee’s engagement in fraud, theft, misappropriation or embezzlement with respect to the Employer or any of its affiliates, or (g) Employee’s exclusion from participation in any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f) (including Medicare, Medicaid, TRICARE and similar or successor programs with or for the benefit of any governmental authority) or other debarment from contracting with any governmental authority. Employee’s obligations under Sections 4 and 5 hereof shall survive in full force and effect the termination of the Agreement pursuant to this Section. In the event Employee’s employment hereunder is terminated in accordance with this Section, the Employer shall have no further obligation to make any payments to Employee hereunder except for unpaid salary or unreimbursed expenses that have accrued but have not been paid as of the Termination Date.

13. Termination Without Cause.

(a) In the event that Employee is terminated by the Employer without Cause during the Term hereof (which shall not include a termination pursuant to Section 9, 10, 11, 12, 14 or 15), the Employer shall pay to Employee (i) any unpaid salary and unreimbursed expenses within ninety (90) days of the Termination Date and (ii) the salary, bonus and benefits as set forth in Sections 14(b) and (c) of this Agreement. Employee’s obligations under Sections 4 and 5 hereof shall survive in full force and effect the termination of this Agreement pursuant to this Section. Notwithstanding anything to the contrary herein, in the event of a termination pursuant to this Section 13(a), Section 5 shall apply in full force and effect for only twelve (12) months from the Termination Date.

(b) In the event that Employee terminates his employment with the Employer without Cause during the term hereof (which shall not include a termination pursuant to Sections 9, 11, 12, 14 or 15), the Employer shall only be obligated to pay Employee any salary and unreimbursed expenses owed to Employee that have accrued but have not been paid as of the Termination Date. Employee’s obligations under Sections 4 and 5 hereof shall survive in full force and effect the termination of the Agreement pursuant to this Section 13(b).

14. Termination Upon a Change in Control. In the event of termination by Employee for Good Reason or Termination by the Employer without Cause within twenty-four (24) months following a Change in Control, Employee shall be entitled to the compensation and benefits described in Sections 14(b) and (c). Employee’s obligations under Sections 4 and 5 hereof shall survive in full force and effect his termination of employment pursuant to this Section 14.

(a) For purposes of this Agreement, a Change in Control means the occurrence of any of the following events, provided that references to the Company in this Section 14(a) shall be treated as a reference solely to EGI-AM Holdings, L.L.C.

(1) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as that term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company, or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”), (ii) the Company or its Subsidiaries, or (iii) any person in connection with a Non-Control Transaction (as hereinafter defined); or

(2) Consummation of:

(i) A merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization is a Non-Control Transaction. A “Non-Control Transaction” shall mean a merger, consolidation or reorganization of the Company where the holders of the Voting Securities of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the entity resulting from such merger or consolidation or reorganization (the “Surviving Entity”) in substantially the same proportion as their own ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

(ii) A complete liquidation or dissolution of the Company; or

(iii) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to (x) a Subsidiary or (y) any Principal or Related Party of a Principal).

(3) Notwithstanding the foregoing, (i) a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur, and (ii) a Change in Control shall not be deemed to occur for purposes of this Section 14 in connection with the consummation or shareholder approval of (A) any of the transactions contemplated by that certain Purchase and Sale Agreement, by and among AHS Medical Holdings LLC, Ardent Medical Services, Inc. and Ventas, Inc., dated as of March 27, 2015, or (B) any “Pre-Closing Opco Sale” or any “Post-Closing Opco Sale” (as each such term is defined in the Commitment and Cooperation Agreement, dated as of March 27, 2015, by and among Ventas, Inc., Employee and the other parties thereto).

For purposes of this Section 14, the following defined terms have the following meanings:

“Principals” means Equity Group Investments (“EGI”) and any investment fund under common control or management with EGI, and any general partner or other entity directly controlling or managing any person in EGI.

“Related Party” means:

(1) any controlling stockholder, partner, member, eighty percent (80%) (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an eighty percent (80%) or more controlling interest of which consist of any one or more Principals and/or such other persons referred to in the immediately preceding clause (1).

(b) Severance Amount. Subject to Employee’s delivery and non-revocation of a separation and release in the form attached hereto as Exhibit A (a “General Release”), Employee shall receive as severance benefits under this Section 14 equal to two (2) times (a) the highest salary in effect for Employee at any time during the Term of this Agreement; (b) the highest bonus level that would be payable to Employee if bonus plan targets were achieved, regardless of actual achievement of those targets; and (c) fifteen percent (15%) of Employee’s yearly salary at the time of the termination as the estimated value of the yearly fringe benefits described in Section 3(a)(3). Employee shall also be entitled to receive reasonable attorney’s fees and costs incurred in making a successful claim for compensation and benefits hereunder, including all costs of arbitration, mediation, or litigation, if necessary, whenever such fees or costs are incurred, provided that the amount of expenses eligible for payment or reimbursement during one taxable year may not affect the expenses eligible to be paid or reimbursed in any other taxable year, and provided further that the payment or reimbursement is made on or before the last day of the year following the year in which the expense was incurred.

(c) Schedule of Payments. The Employer will make the severance benefit payments described in the first sentence of Section 14(b) at the time and in the manner described Section 14(c)(1) or (2), as applicable. The amounts described in the last sentence of Section 14(b) will be paid or reimbursed promptly upon submission of receipts or other evidence of such eligible expenses, but no later than the last day of the year following the year in which the expense was incurred.

(1) All cash payments under Section 14 (other than pursuant to the immediately preceding sentence) will be paid in substantially equal installments over twenty-four (24) months. The foregoing cash payments shall be payable on each regular payroll date in the twenty-four (24) month period beginning on the first regular payroll date that occurs following the Termination Date, provided that the Employer may commence such cash payments on the first regular payroll date following the date on which the Release first becomes irrevocable. In the event any stock of the Employer is publicly traded on an established securities market or otherwise, payment to any “specified employee”, as defined under Section 409A(a)(2)(B)(i) of the Code, of any amounts considered to be deferred compensation under Section 409A of the Code shall not commence until six (6) months following the Termination Date.

(2) In the event of the death of Employee prior to the payment of all cash due under this Section, all remaining payments will be made in a single sum to Employee’s surviving spouse within ninety (90) days after Employee’s death. If Employee is not married at the time of death, such cash payments may be made to Employee’s estate.

15. Disability of Employee. In the event Employee’s employment with the Employer terminates on account of the Employee’s Disability (as hereinafter defined), the Employer shall pay Employee at the rate of salary Employee was entitled to receive on the payroll date immediately preceding his Disability on each regular payroll date occurring within the six (6) month period after his Termination Date. In addition, the Employer will pay Employee all unpaid salary, bonus, awards and other benefits and reimbursements of expenses incurred or earned before the Employee’s Disability within ninety (90) days after the Termination Date. During the period in which Employee is entitled to payment under this Section 15, for so long as Employee is physically and mentally able to do so, Employee will furnish information and assistance to the Employer. The term “Disability” shall mean the inability of Employee to perform the duties of his employment due to physical or emotional incapacity or illness (including, without limitation, alcohol or chemical dependency), where such inability has continued or is expected to continue for more than one hundred eighty (180) days in any one (1) year period. In the event of a dispute, the determination of Disability shall be made as follows: the Employer and Employee (or his executor or personal representative, as the case may be) shall each appoint a physician competent in the field of medicine to which such incapacity or illness relates, and the two (2) physicians so selected shall select a third physician who shall be similarly competent. The decision of a majority of such physicians as to the Disability of Employee shall be binding on the parties hereto.

16. Assignment.

(a) The rights and benefits of Employee under this Agreement, other than accrued and unpaid amounts due under Section 3(a) hereof, are personal to him and shall not be assignable. Discharge of Employee’s undertakings in Section 4(c) hereof shall be an obligation of Employee’s executors, administrators, or other legal representatives or heirs.

(b) This Agreement may not be assigned by the Employer except to an affiliate of the Employer, provided, however, that if the Employer shall merge or effect a share exchange with or into, or sell or otherwise transfer substantially all its assets to, another corporation, the Employer may assign its rights hereunder to that corporation.

17. Notices. Any notice or other communications under this Agreement shall be in writing, signed by the party making same, and shall be delivered personally or sent by overnight courier, certified or registered mail, postage prepaid, addressed as follows:

If to Employee, to the most recent address reflected for Employee on the Employer’s books and records

If to the Employer:

AHS Management Company, Inc.

c/o Office of the General Counsel

One Burton Hills Boulevard

Suite 250

Nashville, Tennessee 37215

with a copy to:

c/o Equity Group Investments

Two North Riverside Plaza

Suite 600

Chicago, Illinois 60606

Attention: Jon Wasserman and Chris Nilan

Facsimile: (312) 454-0335

or to such other address as may hereafter be designated by either party hereto. All such notices shall be deemed given on the date personally delivered or mailed.

18. Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Tennessee, without giving effect to the choice of law provisions of such State.

19. Arbitration and Waiver of Jury Trial. Any dispute among the parties hereto shall be settled by arbitration in Nashville, Tennessee, in accordance with the then applicable rules of the Model Employment Arbitration Procedures of American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator shall award all costs, legal expenses and fees to the successful party. The Employer and Employee each hereby waive any right to trial by jury of any dispute arising under this Agreement or with Employee’s employment with the Employer.

20. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability for any such provisions in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

21. Modification. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence of any arbitration between the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid and the parties further agree that the provisions of this Section may not be waived except as herein set forth.

22. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, covenants or undertakings, other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. For the avoidance of doubt, upon the Effective Date, this Agreement shall supersede the Former Employment Agreement between the Employer and Employee, dated January 1, 2009 in all respects; provided, however, that the Indemnification Agreement, as referenced in Section 3(c), shall remain effective in all respects and shall not be superseded hereby.

23. Employer Policies, Regulations and Guidelines for Employee. Employer may issue policies, rules, regulations, guidelines, procedures or other informational material, whether in the form of handbooks, memoranda, or otherwise, relating to its employees. These materials are general guidelines for Employee’s information and shall not be construed to alter, modify or amend this Agreement for any purpose whatsoever.

24. Separation from Service. For purposes of this Agreement, as it may be amended from time to time, references “to Employee’s termination of employment with the Employer shall mean Employee’s “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h).

25. Section 409A. If any payment provided by this Agreement may result in the application of Section 409A of the Code, then the Employer shall, in consultation with the Employee, modify this Agreement to the extent permissible under Section 409A of the Code in the least restrictive manner as necessary to exclude such payment from the definition of “deferred compensation” within the meaning of such Section 409A of the Code or in order to comply with provisions of Section 409A of the Code.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

COMPANY:

AHS MANAGEMENT COMPANY, INC.

By:	/s/ Philip Tinkler
Name:	Philip Tinkler
Title:	Vice President

EMPLOYEE:
/s/ Stephen C. Petrovich
Stephen C. Petrovich

Signature Page to Employment Agreement

EXHIBIT A

FORM OF SEPARATION AND RELEASE AGREEMENT

[see attached]

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement dated as of                              (this “Separation Agreement”) is between AHS Management Company, Inc. (the “Company”) and the undersigned (the “Executive”). Capitalized terms used but not defined herein are defined in that certain Employment Agreement dated                              between the Company and the Executive (the “Employment Agreement”).

For receipt good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive hereby agrees as follows:

1. Termination of Employment; Terms of Separation.

(a) Termination of Employment. The Executive’s employment by the Company is terminated by mutual agreement, effective as of                                 (the “Separation Date”). The Executive hereby waives consideration for rehire and agrees not to seek to be rehired or reinstated by the Company.

(b) Severance Payments. The Executive will be paid an amount consistent with terms set forth in Section 14(b) of the Employment Agreement, and in a manner consistent with the terms set forth in Section 14(c)(1) of the Employment Agreement.

(c) Taxes. The Executive will be responsible to pay any additional taxes that may be due on payments due to the Executive under this Separation Agreement and will indemnify and hold harmless the Company and its affiliates and subsidiaries from and against any tax claims or penalties resulting from such payments.

(d) Acknowledgements. The Executive acknowledges and agrees that (A) payments made and benefits provided pursuant to this Separation Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which the Executive was already entitled, (B) the Executive will not receive payments and benefits pursuant to this Separation Agreement unless the Executive executes and delivers this Separation Agreement (including the release of Claims in Section 2) and does not revoke the release of Claims in Section 2 and (C) payments and benefits provided under this Separation Agreement will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates or subsidiaries.

(e) No Other Compensation Due. The Parties agree that (i) except as otherwise provided in this Separation Agreement, after the Separation Date, no compensation or other benefits is or will be due and owing from the Company to the Executive and (ii) the payments made under this Separation Agreement and the benefits provided under this Separation Agreement are in lieu of any termination or severance payments or other benefits for which the Executive may be eligible under any of the Company’s employee benefit plans, policies or programs or under WARN and similar state Laws.

2. General Release.

(a) Release of Claims. On behalf of the Executive and the Executive’s successors, heirs and anyone claiming by or through the Executive, the Executive hereby irrevocably and unconditionally releases and forever discharges the Company, its affiliates and subsidiaries, each of their respective past, present or future equityholders, directors, managers, officers, employees, representatives, predecessors, successors, assigns, and all persons acting by, through or in concert with them (collectively, the “Released Parties”), from all proceedings, demands, rights, causes, actions, suits, obligations, liabilities, debts, sums of money, accounts, bills, dues, covenants, undertakings, promises, contracts, agreements, complaints, controversies, grievances, damages, judgments, actions, claims, losses, costs and expenses (including related attorneys’ fees and costs), whether known or unknown, suspected or unsuspected, anticipated or unanticipated, that the Executive may now have or has ever had against any of the Released Parties by reason of any act, omission, transaction or event occurring before or on the date of this Separation Agreement (“Claims”), other than:

(i) any wages or other compensation due to the Executive as an employee of the Company in the ordinary course of business and consistent with past practice, that have been earned but not paid between (A) the date of the last payroll before the date of this Separation Agreement and (B) the date of this Separation Agreement,

(ii) any benefits due to the Executive as an employee of the Company, in the ordinary course of business and consistent with past practice, that have accrued but are unpaid as of the date of this Separation Agreement,

(iii) expenses incurred by the Executive in the ordinary course of business for which the Executive is entitled to reimbursement pursuant to the Company’s policies and guidelines in effect as of the date of this Separation Agreement,

(iv) the severance and benefits due to the Executive pursuant to this Separation Agreement,

(v) any indemnification and/or insurance coverage rights under Section 3(c) of the Employment Agreement,

(vi) any vested equity securities of the Company, its subsidiaries and affiliates granted to the Executive,

(vii) any claim or right that, under applicable law, cannot be waived, including the right to file a charge with or participate in an investigation or lawsuit conducted by an administrative agency; provided, however, that the Executive hereby waives the Executive’s right to any monetary recovery if any administrative agency pursues on the Executive’s behalf any claim against any Released Party (including any claims under the False Claims Act, 31 U.S.C. § 3729, et seq., and similar state Laws),or

(viii) any claims under that certain Indemnification Agreement between the Executive and the Company, the limited liability company agreement of EGI-AM Holdings, L.L.C., and any other rights incident to ownership of equity, including under the registration rights agreement between EGI-AM Holdings, L.L.C. and Executive.

(b) Scope of Released Claims. Without limiting the generality of the Claims released in Section 2, the Executive acknowledges and agrees that the Claims include all:

(i) claims against any Released Party arising from or related to any employment or contractor relationship between the Executive and any Released Party and/or the termination of any such relationship except as expressly provided in Section 2,

(ii) claims against any Released Party for wrongful discharge of employment, termination in violation of public policy, discrimination of any kind (including discrimination based on race, color, religion, sex, sexual orientation, age, national origin, ancestry, physical or mental disability, marital status, order of protection status, genetic status, veteran status, unfavorable discharge from military service, citizenship status or other classification protected by Law), harassment of any kind (including harassment on the basis of gender, pregnancy, age, race, national origin, sexual orientation and/or disability), breach of contract, breach of a covenant of good faith and fair dealing, promissory estoppel, reformation, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, deceit, concealment, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, breach of fiduciary duty, personal injury, assault, battery, invasion of privacy, false imprisonment, conspiracy, unfair business practices and/or conversion,

(iii) claims against any Released Party for violation of any applicable federal, state, county, parish or municipal laws relating to employment or employment discrimination (including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (subject to Section 2(c)), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Computer Fraud and Abuse Act, the Economic Espionage Act, and comparable state and local laws),

(iv) claims against any Released Party for violation of the federal or any state constitution, and

(v) all claims against any Released Party for attorneys’ fees and costs, whether pursuant to any other statute or contract.

(c) Age Discrimination In Employment Act Release. In accordance with the Older Workers Benefit Protection Act of 1990, the Executive acknowledges and agrees that the Claims include a waiver of all rights and release of all claims that the Executive may have against any Released Party under the Age Discrimination in Employment Act of 1967 (“ADEA”), other than claims that may arise after the date of this Separation Agreement (with the understanding that any claim that the Executive may have based on the Executive’s separation from employment by the Company on the Separation Date arose before the execution of this Separation Agreement), and that such waiver and release is knowingly and voluntarily made. The Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which the Executive was already entitled. The Executive further acknowledges that:

(i) the Executive was advised, and is hereby again advised in writing, to consult with independent legal counsel of the Executive’s choice before executing this Separation Agreement concerning its meaning and application,

(ii) the Executive is entitled to at least [twenty-one / forty-five] calendar days to review and consider the release contemplated by Section 2(b)(iii) and this Section 2(c) of Claims arising from or related to the ADEA, and, if the Executive executes this Separation Agreement before the expiration of such review period, then the Executive hereby freely and voluntarily waives the remaining time period allotted under applicable law for considering a release of ADEA claims,

(iii) the Executive has seven calendar days after executing this Separation Agreement to revoke the release under Section 2(b)(iii) and this Section 2(c) of Claims arising from or related to the ADEA and the release of such Claims will not be effective until that revocation period has expired, and

(iv) nothing in this Separation Agreement prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of the Executive’s waiver of rights and claims under the ADEA, and this Separation Agreement does not impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

(d) Covenant Not to Sue. The Executive will not bring, continue or maintain any claim or legal proceeding against any Released Party before any court or other judicial or arbitral forum by reason of any Claims released by this Separation Agreement. Although the Executive may file a charge with state or federal agencies, the Executive agrees not to see or accept any money damages or other relief upon the filing of any such administrative charges or complaints or in judicial proceedings arising therefrom. If any court, administrative agency or other forum assumes jurisdiction over any complaint or claim against any Released Party released by this Separation Agreement, then the Executive will, and will cause the Executive’s affiliates to, promptly direct such court, agency or forum to withdraw from or dismiss the matter with prejudice. If the Executive or any of the Executive’s affiliates violates this Separation Agreement by suing a Released Party, then the Executive will pay all costs and expenses (including reasonable attorney’s fees and costs) incurred by such Released Party in defending against such suit.

(e) Compliance. The Executive acknowledges and agrees that neither this Separation Agreement nor performance hereunder constitutes an admission by any Released Party of any violation of any federal, state or local law (including common law) or rules or regulations promulgated thereunder, breach of any contract or any other wrongdoing. Except as previously disclosed to the Company, the Executive has no knowledge of any violation of any applicable federal, state or local law (including common law), or rules or regulations promulgated thereunder, by any Released Party and further agrees that the Executive will not and will not permit the Executive’s affiliates to bring any “qui tam” or whistleblower action against any Released Party after the date of this Separation Agreement. Any monetary reward received by the Executive or the Executive’s affiliates in any “qui tam” or whistleblower action against any Released Party after the date of this Separation Agreement will be donated to an organization exempt from federal income tax purposes under Code Section 501(c)(3), the charitable purpose of which is to provide health care to a broad cross-section of the community served by the organization.

(f) No Assignment or Transfer of Claims. The Executive represents that the Executive has not assigned or otherwise transferred any Claim.

(g) Acknowledgements and Agreements of the Executive. In signing this Separation Agreement, the Executive acknowledges and agrees that:

(i) this Separation Agreement will be effective as a bar to all Claims released by this Separation Agreement,

(ii) this Separation Agreement will be given full force and effect according to its terms, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Claims) and those relating to any other Claims, and that this waiver is an essential and material term of this Separation Agreement because without such waiver the Company would not have agreed to make certain payments to the Executive as contemplated by this Separation Agreement,

(iii) if the Executive asserts any Claim seeking damages against any of the Released Parties, then this Separation Agreement will be a complete defense to such Claim,

(iv) no Claim currently exists and the Executive is not aware of any pending or threatened Claim,

(v) neither the release of Claims under this Separation Agreement nor the furnishing of the consideration therefor will be deemed or construed to be an admission by any Released Party or the Executive of any improper or unlawful conduct, and

(vi) after the date of this Separation Agreement, the Executive may discover facts different from or in addition to those now known or believed to be true regarding the subject matter of the Claims released by this Separation Agreement, but this Separation Agreement will remain in full force and effect, notwithstanding the existence of any different or additional facts.

(h) Further Acknowledgements and Agreements of Executive. In connection with signing this Separation Agreement, the Executive acknowledges, understands and agrees that:

(i) the Executive has carefully read and fully understands all of the terms of this Separation Agreement and has had the opportunity to discuss the same and their consequences with independent legal counsel,

(ii) the Executive is, through this Separation Agreement, releasing the Released Parties from any and all Claims that the Executive may have against the Released Parties,

(iii) the Executive knowingly and voluntarily agrees to all of the terms of this Separation Agreement,

(iv) the Executive knowingly and voluntarily intends to be legally bound by all of the terms of this Separation Agreement, and

(v) the Executive was advised, and is hereby again advised in writing, to consult with independent legal counsel of the Executive’s choice before executing this Separation Agreement concerning its meaning and application.

3. Confidential Information; Return of Company Property. The Executive represents that the Executive has and will continue to comply with the confidentiality and return of company property covenants contained in the Employment Agreement, which are incorporated herein by reference.

4. Non-Competition and Non-Solicitation. The Executive represents that the Executive has and will continue to comply with the non-competition and non-solicitation covenants contained in the Employment Agreement, which are incorporated herein by reference.

5. Cooperation. The Executive will comply with the cooperation covenants in the Employment Agreement, which are incorporated herein by reference.

6. Confidentiality of this Separation Agreement. The Executive will keep confidential and not disclose to any other person the existence or terms of this Separation Agreement; provided that the Executive may disclose the terms of this Separation Agreement (a) to the extent required to enforce or comply with the terms of this Separation Agreement (including the restrictive covenants), (b) to the extent required to be disclosed by any law or order (provided that as soon as practicable before such disclosure, the Executive will give the Company prompt written notice of such disclosure to enable the Company to seek a protective order or otherwise preserve the confidentiality of such information), (c) to the Executive’s immediate family members and representatives (such as tax advisors and attorneys) who need to know such information for legitimate business purposes and (d) in the course of filing a charge with a government agency or participating in its investigation. If the Executive is asked for information concerning this Separation Agreement, the Executive will state only that the Executive and the Company reached an amicable resolution of any disputes concerning the Executive’s employment and separation from the Company.

7. General Provisions.

(a) Entire Agreement. This Separation Agreement (and the surviving provisions of the Employment Agreement) constitutes the complete agreement and understanding of the Executive and the Company regarding the subject matter of this Separation Agreement and supersedes all prior understandings, agreements and representations regarding the subject matter of this Separation Agreement. No promises or agreements not in this Separation Agreement were made by any Released Party to induce the Executive to enter into this Separation Agreement.

(b) Amendments. The Parties may amend this Separation Agreement only pursuant to a written agreement executed by the Parties.

(c) Assignment. Neither Party may assign this Separation Agreement or any rights under this Separation Agreement, or delegate any duties under this Separation Agreement, without the other Party’s prior written consent; provided, however, that the Company may freely assign this Separation Agreement or any rights under this Separation Agreement, or delegate any duties under this Separation Agreement, without the Executive’s consent (i) to another Company entity or (ii) to any person (A) into which the Company merges or consolidates, (B) acquiring all or substantially all of the Company’s assets or (C) acquiring control of the Company by equity or membership interest purchase.

(d) Binding Effect; Benefit. This Separation Agreement will inure to the benefit of and bind the Parties and their respective successors and permitted assigns. Except as otherwise provided in Section 4 and Section 5of the Employment Agreement, nothing in this Separation Agreement, express or implied, may be construed to give any person other than the Parties and their respective successors and permitted assigns any right, remedy, claim, obligation or liability arising from or related to this Separation Agreement. This Separation Agreement and all of its terms are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

(e) Severability. Whenever possible, each provision of this Separation Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Separation Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Separation Agreement will remain in full force and effect. Any provision of this Separation Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The remedies provided herein are cumulative and not exclusive of any remedies provided by applicable law.

(f) References. The headings of Sections are provided for convenience only and will not affect the construction or interpretation of this Separation Agreement. Unless otherwise provided, references to “Section(s)” refer to the corresponding section(s) of this Separation Agreement. Reference to a statute refers to the statute, any amendments or successor legislation and all rules and regulations promulgated under or implementing the statute, as in effect at the relevant time. Reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date.

(g) Construction. Each Party participated in the negotiation and drafting of this Separation Agreement, assisted by such legal counsel as it desired, and contributed to its revisions. Any ambiguities with respect to any provision of this Separation Agreement will be construed fairly as to all Parties and not in favor of or against any Party. All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require. The terms “include” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause.

(h) Governing Law. THIS RELEASE IS GOVERNED BY THE LAWS OF THE STATE OF TENNESSEE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

(i) Arbitration. Except as expressly provided below in this Section 7(i), all controversies, claims and disputes arising from or relating to this Separation Agreement will be resolved by final and binding arbitration before a single neutral arbitrator, conducted under the applicable employment rules of the American Arbitration Association. The arbitrator’s award will be final and binding upon the Parties and judgment may be entered on the award. Each Party expressly waives its right to have any controversies, claims or dispute arising from or related to this Separation Agreement decided by a court or jury. Nothing in this Section 7(i) will prohibit or prevent either Party from seeking or obtaining injunctive or other equitable relief in court to enforce the restrictive covenants in the Employment Agreement or any other agreement between the Parties.

(j) Trial by Jury. THE EXECUTIVE WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING ARISING FROM OR RELATING TO THIS RELEASE.

(k) Counterparts. The Parties may execute this Separation Agreement in multiple counterparts, each of which will constitute an original and all of which, when taken together, will constitute one and the same agreement. The Parties may deliver executed signature pages to this Separation Agreement by facsimile or e-mail transmission. No Party may raise as a defense to the formation or enforceability of this Separation Agreement, and each Party forever waives any such defense, either (i) the use of a facsimile or email transmission to deliver a signature or (ii) the fact that any signature was signed and subsequently transmitted by facsimile or email transmission.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

The Parties sign this Separation and Release Agreement as of the date first written above.

EXECUTIVE:

Stephen C. Petrovich

COMPANY:	AHS MANAGEMENT COMPANY, INC.:

By:

Title: